Exhibit 10.1

2006 DECLARATION OF AMENDMENT
TO BB&T CORPORATION NON-QUALIFIED
DEFINED CONTRIBUTION PLAN

          THIS DECLARATION OF AMENDMENT, made the 27th day of June, 2006, by BB&T Corporation (the “Company”) to the BB&T Corporation Non-Qualified Defined Contribution Plan (the “plan”).

R E C I T A L S :

                    It is deemed advisable to amend the plan to provide that the Company may make Company discretionary credits on behalf of participants in the plan.

                    NOW, THEREFORE, the plan shall be and hereby is amended, effective as of the date hereof, as follows:

1.	Add the following new Section 3.4 immediately following Section 3.3:

“3.4 Company Discretionary Credits:

            3.4.1 Amount of Company Discretionary Credits:  At the discretion of the Company and pursuant to the directions of the Company, the Committee shall credit to the Matching Account of a Participant a Company Discretionary Credit, which shall be an amount determined by the Company. The determination of which Participant or Participants shall be credited with a Company Discretionary Credit and the amount of such credit shall be determined solely by the Company.

            3.4.2 Time for Crediting Company Discretionary Credits:  The amount of Company Discretionary Credits to be credited to the Matching Account of the Participant shall be credited by the Committee to the Participant’s Matching Account at such time or times as the Committee so designates.”

                    2. Add the following new Section 2.10 immediately following Section 2.9 and renumber the remaining subsections of Section 2 accordingly:

“2.10 ‘Company Discretionary Credits’ means the amounts credited to the Participant’s Matching Account by the Committee pursuant to the provisions of Section 3.4.”

                    3. Delete the last sentence of Section 13 and substitute therefor the following:

“No additional credits of Salary Reduction Credits, Company Matching Credits, Incentive Compensation Credits or Company Discretionary Credits shall be made to the respective separate bookkeeping accounts of a Participant following termination of the Plan, but the Account of each Participant shall continue to be adjusted as provided in Section 7 until the balance of the Account of the Participant has been fully distributed to him or his Beneficiary.

                    4. Delete the first sentence of Section 1 of Exhibit E in its entirety and substitute therefor the following:

“Pursuant to Section 7.1 of the Plan, any Salary Reduction Credits, Company Matching Credits, Incentive Compensation Credits, Company Discretionary Credits and deemed cash dividends payable with respect to Company Stock Credits which the Participant has elected to be deemed invested in the Investment Fund and which have not previously been credited to the Participant’s Fixed Rate Accounts shall be converted into Investment Fund Credits as of each Adjustment Date in the manner described in this Section 1.”

                    IN WITNESS WHEREOF, this Declaration of Amendment has been executed as of the day and year first above stated.

BB&T CORPORATION

By: /S/ Robert E. Greene
Attest:	Authorized Representative

/S/ M. Patricia Oliver
       Secretary

[Corporate Seal]